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                                                                    Exhibit 4.1
                                          Standard & Poor's
                                          A Division of the McGraw-Hill
                                          Companies

Capital Market Services  Frank A. Ciccotto, Jr.
55 Water Street, 45th Floor
                         Senior Vice President &
New York, New York 10041 General Manager
Tel. 212 438 4417
Fax 212 438 7747
Frank Ciccotto@standard&poors.com

                                                             September 27, 2000

Salomon Smith Barney Inc.
7 World Trade Center
New York, N.Y. 10048

The Chase Manhattan Bank
4 New York Plaza
New York, N.Y. 10004

Re: Tax-Exempt Securities Trust
National Trust 246
California Trust 178
Florida Trust 94
Minnesota Trust 119
New Jersey Trust 146

Gentlemen:

  We have examined Registration Statement File Nos. 333-44800, 333-44804, 333-42234, 333-08751, and 333-44808 for the above-mentioned trusts. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trusts. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

  In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolios are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

  You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                          Sincerely,

                                          /s/ Frank A. Ciccotto
                                          Frank A. Ciccotto
                                          Vice President